Exhibit 10.1

LATCH, INC. 2021 INCENTIVE AWARD PLAN
PERFORMANCE-BASED STOCK OPTION GRANT NOTICE
Capitalized terms not specifically defined in this Performance-Based Stock Option Grant Notice (the “Grant Notice”) have the meanings given to them in the 2021 Incentive Award Plan (as may be amended from time to time, the “Plan”) of Latch, Inc. (the “Company”).
The Company has granted to the participant listed below (“Participant”) the performance-based stock option described in this Grant Notice (the “Option”), subject to the terms and conditions of the Plan and the Performance-Based Stock Option Agreement attached as Exhibit A and the Vesting and Exercisability Schedule attached as Appendix I (Exhibit A and Appendix I, the “Agreement”), all of which are incorporated into this Grant Notice by reference.

Participant:	[_____]
Grant Date:	See equity administration platform
Exercise Price per Share:	See equity administration platform
Shares Subject to the Option:	See equity administration platform
Final Expiration Date:	See equity administration platform[1]
Vesting and Exercisability Schedule:	See Appendix I to the Agreement
Type of Option	Non-Qualified Stock Option
By accepting (whether in writing, electronically or otherwise) the Option, Participant agrees to be bound by the terms of this Grant Notice, the Plan and the Agreement. Participant has reviewed the Plan, this Grant Notice and the Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of the Plan, this Grant Notice and the Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice or the Agreement.

LATCH, INC.	PARTICIPANT
By:
Name:	Name:
Title:
1 To be 10 year anniversary of the Grant Date.

Exhibit A
PERFORMANCE-BASED STOCK OPTION AGREEMENT
Capitalized terms not specifically defined in this Agreement have the meanings specified in the Grant Notice or, if not defined in the Grant Notice, in the Plan.
ARTICLE I.
GENERAL
1.1    Grant of Option. The Company has granted to Participant the Option effective as of the grant date set forth in the Grant Notice (the “Grant Date”).
1.2    Incorporation of Terms of Plan. The Option is subject to the terms and conditions set forth in this Agreement and the Plan, which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of this Agreement will control.
ARTICLE II.
PERIOD OF EXERCISABILITY
2.1    Commencement of Exercisability. Subject to Section 4.1 below, the Option will become Vested and Exercisable (as each such term is defined in Appendix I hereto) in accordance with Appendix I hereto (the “Vesting and Exercisability Schedule”) except that any fraction of a Share as to which the Option would be Vested or Exercisable will be accumulated and will vest and become Exercisable only when a whole Share has accumulated. Notwithstanding anything in the Grant Notice, the Plan or this Agreement to the contrary, but subject to the express terms set forth in Appendix I, the Option will, unless the Administrator otherwise determines, immediately expire and be forfeited as to any portion that is not Vested as of Participant’s Termination of Service for any reason. For the avoidance of doubt, (i) any portion of the Option, even if Vested, shall not be Exercisable until the Maturation Requirement for such portion of the Option has been satisfied as set forth on Appendix I, and (ii) upon the Participant’s Termination of Service (other than a Termination of Service for Cause), any portion of the Option that has Vested but has not yet become Exercisable will not be forfeited until it expires as set forth in Section 2.3 below or as otherwise set forth in the Plan.
2.2    Duration of Exercisability. The Vesting and Exercisability Schedule is cumulative. Any portion of the Option that becomes Vested and Exercisable will remain Vested and Exercisable until the Option expires. The Option will be forfeited immediately upon its expiration.
2.3    Expiration of Option. The Option may not be exercised to any extent by anyone after, and will expire on, the first of the following to occur:
(a)    The final expiration date in the Grant Notice;
(b)    Except as the Administrator may otherwise approve, the expiration of nine (9) months from the later of (i) the date of Participant’s Termination of Service and (ii) the date on which the Option or portion thereof became Exercisable in accordance with Appendix I, unless Participant’s Termination of Service is for Cause or by reason of Participant’s death or disability;
(c)    Except as the Administrator may otherwise approve, the expiration of one (1) year from the later of (i) the date of Participant’s Termination of Service by reason of Participant’s death or disability and (ii) the date on which the Option or portion thereof became Exercisable in accordance with Appendix I; and

(d)    Except as the Administrator may otherwise approve, Participant’s Termination of Service for Cause (as defined in Appendix I). For the avoidance of doubt, upon Participant’s Termination of Service for Cause (as defined in Appendix I), the Option shall, unless otherwise determined by the Administrator, be forfeited in its entirety, whether or not then Vested and whether or not the applicable Maturation Requirement has been satisfied.
2.4    Leaves of Absence. If Participant goes on a leave of absence, then the Company may adjust the Vesting and Exercisability Schedule in accordance with the Company’s leave of absence policy or the terms of such leave. Except as provided in the preceding sentence, the Participant shall be deemed to continue to be a Service Provider for any purpose under this Agreement while Participant is on a bona fide leave of absence, if (i) such leave was approved by the Company in writing and (ii) continued crediting of service for such purpose is expressly required by the terms of such leave or by applicable law (as determined by the Company). A Termination of Service shall be deemed to occur when such leave ends, unless the Participant immediately returns to active work.
ARTICLE III.
EXERCISE OF OPTION
3.1    Person Eligible to Exercise. During Participant’s lifetime, only Participant may exercise the Option. After Participant’s death, any Exercisable portion of the Option may, prior to the time the Option expires, be exercised by Participant’s Designated Beneficiary as provided in the Plan.
3.2    Partial Exercise. Any Exercisable portion of the Option or the entire Option, if then wholly Exercisable, may be exercised, in whole or in part, according to the procedures in the Plan at any time prior to the time the Option or portion thereof expires, except that the Option may only be exercised for whole Shares.
3.3    Tax Withholding.
(a)    The Company has the right and option, but not the obligation, to treat Participant’s failure to provide timely payment in accordance with the Plan of any withholding tax arising in connection with the Option as Participant’s election to satisfy all or any portion of the withholding tax by requesting the Company retain Shares otherwise issuable under the Option.
(b)    Participant acknowledges that Participant is ultimately liable and responsible for all taxes owed in connection with the Option, regardless of any action the Company or any Subsidiary takes with respect to any tax withholding obligations that arise in connection with the Option. Neither the Company nor any Subsidiary makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or exercise of the Option or the subsequent sale of Shares. The Company and the Subsidiaries do not commit and are under no obligation to structure the Option to reduce or eliminate Participant’s tax liability.
ARTICLE IV.
OTHER PROVISIONS
4.1    Limitations. The issuance of Shares upon exercise of this Option is subject to compliance with the terms of, and availability of Shares under, the Plan. Though the Company has designed the vesting and maturation schedule of the Option with the expectation that underlying Shares will be available under the Plan as of the time of exercise of any portion of the Option, Participant hereby acknowledges that the Company has no obligation to, and does not intend to, increase the number of

Shares available for issuance under the Plan. In addition, Participant understands and acknowledges that the Company may suspend the exercisability of the Option or any portion thereof at any time and from time to time, as may be necessary to ensure compliance with the terms of the Plan.  Without limiting the foregoing, notwithstanding any other provision of this Agreement to the contrary, if, upon exercise of the Option or any portion thereof, the Administrator determines that there are insufficient Shares available under the Plan to satisfy such exercise, the Administrator may in its sole discretion determine to treat the Option as if it were a cash-settled Stock Appreciation Right and, as such, in lieu of issuing the Shares, the Company may return to Participant any exercise price amount paid by the Participant in connection with such exercise and pay to the participant a cash amount equal to the excess of the Fair Market Value of one Share as of the date of exercise over the exercise price of the Option, multiplied by the number of Shares for which the Option is then being exercised. In the event that the Company settles the Option in cash at a time when the Company’s Common Stock not listed or quoted on a securities exchange or other trading market (including, for the avoidance of doubt, the OTC Bulletin Board or trading market, including the OTC Expert Market), the amount of cash paid with respect to such Option will be determined based on an independent third-party appraisal of the Shares from a firm selected by the Company, with such appraisal being as of a date that is no more than six months prior to the date of such cash settlement.
4.2    Adjustments. Participant acknowledges that the Option and the Share Price Hurdles (as such term is defined in Appendix I hereto) are subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan. For clarity, in connection with an Equity Restructuring, the Share Price Hurdles shall be subject to Section 8.1 of the Plan.
4.3    Forfeiture and Claw-Back. Participant acknowledges and agrees that the Option (including any proceeds, gains or other economic benefit actually or constructively received by Participant upon any receipt or exercise of the Option or upon the receipt or resale of any Shares underlying the Option) shall be subject to the Latch, Inc. Policy for Recovery of Erroneously Awarded Compensation, as it may be amended from time to time, or any successor policy.
4.4    Notices. Any notice to be given under the terms of this Agreement to the Company must be in writing and addressed to the Company in care of the Company’s Secretary at the Company’s principal office or the Secretary’s then-current email address or facsimile number. Any notice to be given under the terms of this Agreement to Participant must be in writing and addressed to Participant (or, if Participant is then deceased, to the Designated Beneficiary) at Participant’s last known mailing address, email address or facsimile number in the Company’s personnel files. By a notice given pursuant to this Section, either party may designate a different address for notices to be given to that party. Any notice will be deemed duly given when actually received, when sent by email, when sent by certified mail (return receipt requested) and deposited with postage prepaid in a post office or branch post office regularly maintained by the United States Postal Service, when delivered by a nationally recognized express shipping company or upon receipt of a facsimile transmission confirmation.
4.5    Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
4.6    Conformity to Securities Laws. Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all Applicable Laws and, to the extent Applicable Laws permit, will be deemed amended as necessary to conform to Applicable Laws.
4.7    Successors and Assigns. The Company may assign any of its rights under this Agreement to a single assignee or multiple assignees, and this Agreement will inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in this Agreement or the Plan, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
4.8    Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is a Section 16 Person, the Plan, the Grant Notice, this Agreement and the Option will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3) that are requirements for the application of such exemptive rule. To the extent Applicable Laws permit, this Agreement will be deemed amended as necessary to conform to such applicable exemptive rule.
4.9    Entire Agreement; Amendment. The Plan, the Grant Notice and this Agreement (including any exhibit hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator; provided, however, that except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall materially and adversely affect the Option without the prior written consent of Participant.
4.10    Agreement Severable. In the event that any provision of the Grant Notice or this Agreement is held illegal or invalid, the provision will be severable from, and the illegality or invalidity of the provision will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.
4.11    Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and may not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant will have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the Option, and rights no greater than the right to receive the Shares as a general unsecured creditor with respect to the Option, as and when exercised pursuant to the terms hereof.
4.12    Not a Contract of Employment. Nothing in the Plan, the Grant Notice or this Agreement confers upon Participant any right to continue in the employ or service of the Company or any Subsidiary or interferes with or restricts in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and Participant.
4.13    Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature or acceptance, subject to Applicable Law, each of which will be deemed an original and all of which together will constitute one instrument.
4.14    Restrictions. In the event the Shares are not registered with the United States Securities and Exchange Commission (as determined by the Administrator) or the Administrator determines in its sole discretion that such restrictions are necessary or advisable for the purpose of seeking to maintain an orderly, efficient and functioning secondary trading market for the Shares, then any Shares acquired in respect of the Option may be subject to such terms and conditions as the Administrator shall determine, including, without limitation, restrictions on the transferability, repurchase rights, the right of the Company to require that Shares be transferred in the event of certain transactions, rights of first refusal, tag-along rights, bring-along rights, redemption and co-sale rights and voting requirements. Such terms and conditions may be additional to those contained in the Plan and may, as determined by the Administrator, be contained in an exercise notice, securityholders’ agreement or in such other agreement as the Administrator shall determine, in each case in a form determined by the Administrator. The Administrator may condition the issuance of such Shares on the Participant’s consent to such terms and conditions and the Participant’s entering into such agreement or agreements.
* * * * *

Appendix I
APPENDIX I
Vesting and Exercisability of Option2

1.    Definitions.

(a)    “Average Daily VWAP” shall mean, as of any date, the average daily VWAP over the prior 60 trading days.

(b)    “Continuous Service Status” shall mean Participant continues to provide services as an employee, consultant or director of the Company, the successor company or any of their respective Parents and Subsidiaries.

(c)    “Date of Termination” shall mean the date of termination of Participant’s Continuous Service Status.

(d)    “Earned Tranche” shall mean an Option Tranche (as defined below) for which the relevant Share Price Hurdle has been attained.

(e)    [“Good Reason” shall have the meaning set forth in the Participant’s employment agreement with the Company. If Participant does not have an employment agreement with the Company, for the sole purpose of determining if any Earned Tranches and the Partial Earned Tranche become Vested and Exercisable pursuant to Section 4(a) of this Appendix I, Participant’s resignation will be with “Good Reason” if Participant resigns within one hundred twenty (120) days after any of the following events, unless Participant expressly consents in writing to the applicable event: (i) a reduction in Participant’s annual base salary, other than a reduction of less than 10% (aggregating all prior reductions) that is implemented in connection with a contemporaneous reduction in annual base salaries affecting other senior personnel of the Company, (ii) a material decrease in Participant’s authority or areas of responsibility as are commensurate with Participant’s title or position with the Company or a diminution in Participant’s reporting line, title or position or (iii) the relocation of Participant’s primary work location by more than thirty (30) miles. Notwithstanding the foregoing, no Good Reason will have occurred unless and until: (a) Participant has provided the Company, within sixty (60) days of Participant’s knowledge of the occurrence of the facts and circumstances underlying the Good Reason event, written notice stating with specificity the applicable facts and circumstances underlying such finding of Good Reason; (b) the Company has had an opportunity to cure the same within thirty (30) days after the receipt of such notice; and (c) the Company shall have failed to so cure within such period.]3

(f)    “Performance Expiration Date” shall mean the seven-year anniversary of the Grant Date.

(g)    “VWAP” shall mean, for any date, the daily volume weighted average trading price of a Share for such date or the nearest preceding date (or, if the daily volume weighted average trading price of a Share is not reported or reasonably determinable, the closing or last reported trading price of a Share)
2 Note to Draft: In the case of future awards to new or existing Participants, vesting terms may be adjusted to address an Option Tranche for which the Share Price Hurdle is attained prior to the date of grant and/or the Options that would be allocated to such Option Tranche may be reduced or re-allocated to other award tranches; provided, that such adjusted vesting terms shall not provide for vesting of any portion of such Option Tranche prior to the original vesting date under this Agreement.
3 Note to Draft: Only applies to leaders and other key personnel.

on the applicable national securities exchange or other trading market on which the Shares are then listed, quoted or traded.

2.    Vesting. In order for any applicable portion of the Option to become vested (“Vested”), both a “Share Price Hurdle” and a “time vesting” requirement must be satisfied as set forth herein.

(a)    Share Price Hurdles. A number of Shares subject to the Option (each, an “Option Tranche”) will be considered earned, subject to the time vesting and other terms and conditions herein, at such time as the Average Daily VWAP equals or exceeds the Share Price Hurdle set forth opposite such Option Tranche in the table below, provided that the applicable Share Price Hurdle is attained prior to the Performance Expiration Date:

Option Tranche	Number of Option Shares	Share Price Hurdle
1	33.33%	$4.00
2	33.33%	$5.00
3	33.34%	$6.00

For the avoidance of doubt, a Share Price Hurdle shall be considered “attained” for purposes of this Appendix I at such time as the Average Daily VWAP equals or exceeds such Share Price Hurdle.

(b)    Time-Vesting. Twenty-five percent (25%) of each Option Tranche shall be Vested upon the attainment of the Share Price Hurdle, and the remaining 75% of the Option Tranche will vest in three equal installments on each of the first, second and third anniversaries of such date.

3.    Exercisability. In order for any applicable portion of the Option to be exercisable (“Exercisable”), such portion of the Option must become Vested and the applicable maturation requirement set forth herein (the “Maturation Requirement”) must be satisfied with respect to such portion of the Option as set forth below:

(a)    The Maturation Requirement for Option Tranche 1 will be satisfied in four equal installments on the following dates: the second, third, fourth and fifth anniversaries of the Date of Grant.

(b)    The Maturation Requirement for Option Tranche 2 will be satisfied in four equal installments on the following dates: the third, fourth, fifth and sixth anniversaries of the Date of Grant.

(c)    The Maturation Requirement for Option Tranche 3 will be satisfied in four equal annual installments on the following dates: the fourth, fifth, sixth and seventh anniversaries of the Date of Grant.

(d)    The Administrator may, at any time (including, in its discretion, in connection with a Change in Control) accelerate the date on which the Maturation Requirement is satisfied for any Option Tranche (or portion thereof) in its sole discretion.

4.    Change in Control.

(a)    Notwithstanding the foregoing, in the event of a Change in Control, (i) upon the closing of such transaction, the Average Daily VWAP shall be deemed to be the price per share to be received by securityholders in connection with the Change in Control transaction, as determined reasonably and in
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good faith by the Board (the “CIC Price”), (ii) subject to Section 4(b) below, any Option Tranches for which the Share Price Hurdle has not been attained (i.e., Option Tranches that are not then Earned Tranches) shall thereupon be forfeited, and (iii) any Earned Tranches and the Partial Earned Tranche (as defined below), if any, shall remain eligible to become Vested and Exercisable in accordance with the terms set forth above, subject to Participant’s Continuous Service Status. In addition, if a Change in Control occurs and Participant’s Continuous Service Status is terminated by the Company (or its successor) without Cause[ or Participant resigns his Continuous Service Status with Good Reason, in either case,] within 3 months prior to and 24 months following the date of the Change in Control, any Earned Tranches and Partial Earned Tranches shall become Vested and Exercisable in full upon the Date of Termination.

(b)    In addition, notwithstanding the foregoing, (i) in the event a Change in Control occurs and the CIC Price is between $3.00 and $4.00, then a portion of Option Tranche 1 shall be considered earned, which such portion shall be determined using straight line interpolation between $3.00 and $4.00 and (ii) in the event a Change in Control occurs and the CIC Price falls between two Share Price Hurdles, then a portion of the Option Tranche (the “Straddle Tranche”) corresponding to the higher of such Share Price Hurdles shall be considered earned, which portion shall be determined using straight line interpolation between the corresponding Share Price Hurdles (such earned portion of Option Tranche 1 or the Straddle Tranche, as applicable the “Partial Earned Tranche”). The Partial Earned Tranche shall remain eligible to become Vested and Exercisable in accordance with the terms set forth above, subject to Participant’s Continuous Service Status, and the portion of the applicable Option Tranche that is not the Partial Earned Tranche will be forfeited. For the avoidance of doubt, in the event a Change in Control occurs and there is not an Assumption of the Option with respect to the Earned Tranches and any Partial Earned Tranche or any Option Tranche whose Share Price Hurdle was attained prior to the date of the Change in Control (a “Previously Earned Tranche”), then any vested portion of the Option (which, for Participants who remain in Continuous Service Status through the Change in Control date or who incur a qualifying termination within 3 months prior to the Change in Control date as described in paragraph 4(a) above shall include the Earned Tranches, Previously Earned Tranches and any Partial Earned Tranche) shall be fully payable to the Participant in such Change in Control transaction, in an amount per share equal to the excess of the CIC Price over the per share exercise price of the Option, in each case in accordance with Section 8.3 of the Plan (which payment, may be in cash or in kind as provided in Section 8.3 of the Plan, subject to any applicable legal regulatory or other requirements, as determined by the Administrator) but without regard to whether the Participant has incurred a Termination of Service prior to the Change in Control date and without regard to whether the Maturation Requirement has been satisfied with respect to such vested portion of the Option.

5.    Forfeiture. Except as set forth in Section 4 above, upon the Date of Termination, Participant shall forfeit for no consideration any portion of the Option that has not become Vested upon or prior to the Date of Termination. In addition, any Option Tranche for which the Share Price Hurdle has not yet been attained will be forfeited for no consideration on the Performance Expiration Date. For the avoidance of doubt, to the extent that any portion of the Option is Vested as of the Date of Termination but not yet Exercisable, such Vested portion of the Option will not be forfeited on the Date of Termination, as provided in Section 2.1 of the Agreement.

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